Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Financial Stuart F. Bradt Controller 651-734-4717 sfbradt@bremer.com Corporate Communications Director Teresa M. Morrow 651-312-3570 tmmorrow@bremer.com

BREMER REPORTS FOURTH QUARTER 2005 EARNINGS

    St. Paul, Minn. (January 24, 2006) — Bremer Financial Corporation reported net income of $20.7 million for the three months ended December 31, 2005, an increase of 12.5% from the $18.4 million earned for the same three-month period in 2004. On a year-to-date basis through December 31, 2005, net income was $72.0 million compared to $64.2 million earned in 2004, an increase of 12.2%. Return on average equity for the fourth quarter of 2005 was 15.2% compared to 14.7% in the fourth quarter of 2004, while return on average assets increased to 1.30% in the fourth quarter of 2005 compared to 1.22% in the fourth quarter of 2004.

Net interest income for the fourth quarter of 2005 was $56.8 million, an increase of $2.4 million or 4.4% from the $54.4 million reported for the same period a year ago. While our net interest margin decreased slightly to 3.95% from 3.98% when comparing the same two quarters, our average loans and leases increased $173.2 million or 3.9%. On a year-to-date basis, net interest income increased $24.3 million or 12.3% to $222.4 million from $198.1 million in 2004, while our net interest margin increased to 3.90% from 3.77% during the same period.

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Bremer Reports Fourth Quarter 2005 Earnings

“I’m so proud of the effort turned in by our team of 1,800 employees. They have capped an incredible year by generating total net income of $72 million – a record year for Bremer,” said CEO Stan Dardis. “They did it by taking action on behalf of their clients and communities each and every day. Those efforts are reflected in the highest earnings in Bremer’s history – proof that our clients are rewarding us with their business. And the greatest beneficiaries of those profits are our communities, the recipients of the grants that the Otto Bremer Foundation is able to make based on our performance each year.”

The decrease in our net interest margin from the fourth quarter of 2004 to the fourth quarter of 2005 is primarily the result of increasing deposit costs. While the average yield on our earning assets increased 90 basis points, to 6.55% from 5.65%, when comparing the fourth quarter of 2005 with the fourth quarter of 2004, the cost of our interest bearing liabilities increased 114 basis points, to 3.16% from 2.02%. On a year-to-basis, our net interest margin increased 13 basis points, as our asset yields early in the year responded more quickly than our deposit costs to the continued rise in short-term interest rates that began in June 2004. Due to the competitiveness of both lending and deposit markets, we do not expect further increases in short-term interest rates to result in additional significant improvements to our net interest margin.

Noninterest income increased $2.6 million or 12.6% to $23.3 million in the fourth quarter of 2005 from $20.7 million for the fourth quarter of 2004. On a year-to-date basis, noninterest income increased $5.5 million or 6.9% to $85.2 million in 2005 from $79.7 million in 2004. This is largely the result of a $2.1 million gain on sale of loans in the fourth quarter of 2005 and a $5.3 million gain on sale of loans on a year-to-date basis related to the September 2005 transfer of $229.9 million of home equity loans to a special interest trust in connection with a securitization transaction. We recorded no investment securities gains in 2005, compared to $2.1 million in gains recorded in 2004.

Noninterest expense increased $2.2 million or 4.9% to $47.3 million in the fourth quarter of 2005 from $45.1 million in the fourth quarter of 2004. On a year-to-date basis, noninterest expense increased $12.3 million or 7.1% to $184.7 million in 2005 from $172.5 million in 2004. Increases in personnel costs accounted for approximately 66.3% of the increase in noninterest expenses when comparing the two full year periods. Exclusive of personnel costs, total noninterest expense increased $4.1 million or 6.1% when comparing the same two periods.

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Bremer Reports Fourth Quarter 2005 Earnings

Nonperforming assets at December 31, 2005 were $14.1 million compared to $11.4 million at December 31, 2004. Correspondingly, the ratio of nonperforming assets to total loans, leases and other real estate owned (OREO) increased to 0.30% at December 31, 2005 from 0.25% at December 31, 2004.

Net charge-offs in the fourth quarter of 2005 were $1.5 million compared to $2.3 million in the fourth quarter of 2004. We recorded a provision for loan losses of $1.5 million in the fourth quarter of 2005 compared to $1.4 million in the fourth quarter of 2004. Our ratio of reserve for loan losses to total loans and leases was 1.20% at December 31, 2005 and 1.28% at December 31, 2004.

Bremer Financial Corporation is a privately-held, $6.6 billion regional financial services company jointly owned by its employees and the Otto Bremer Foundation. Founded in 1943 by Otto Bremer, the company is headquartered in St. Paul, Minnesota and provides a comprehensive range of banking, investment, trust and insurance services to over 100 locations in Minnesota, North Dakota and Wisconsin. Company profits are distributed in the form of charitable grants by the Otto Bremer Foundation to communities served by Bremer.

Except for historical information contained herein, the statements made in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risk and uncertainties, including statements regarding the intent, belief or current expectations of Bremer Financial Corporation and its management as to Bremer’s strategic directions, prospects and future results. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including our competitive environment, economic and other conditions in the markets in which we operate, governmental regulation, including policies and enactments of the Federal Reserve Board, and other risks set forth in Exhibit 99.1 to Bremer’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission, which is incorporated herein by reference.

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Bremer Reports Fourth Quarter 2005 Earnings

BREMER FINANCIAL CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share amounts)

	Three months ended December 31,			Twelve months ended December 31,
	2005	2004	Change	2005	2004	Change
Operating Results:
Total interest income	$95,811	$78,031	22.8%	$357,230	$286,895	24.5%
Total interest expense	39,029	23,664	64.9	134,831	88,839	51.8

Net interest income	56,782	54,367	4.4	222,399	198,056	12.3
Provision for loan losses	1,529	1,443	6.0	12,365	7,042	75.6

Net interest income after provision for loan losses	55,253	52,924	4.4	210,034	191,014	10.0
Noninterest income	23,348	20,730	12.6	85,227	79,720	6.9
Noninterest expense	47,268	45,077	4.9	184,730	172,470	7.1

Income before income tax expense	31,333	28,577	9.6	110,531	98,264	12.5
Income tax expense	10,597	10,145	4.5	38,500	34,087	12.9

Net income	$20,736	$18,432	12.5%	$72,031	$64,177	12.2%

Net income per share – basic and diluted	$1.73	$1.54	12.5%	$6.00	$5.35	12.2%
Dividends paid per share	0.58	0.50	16.0	2.08	1.90	9.5

Tax equivalent net interest income	$59,330	$56,594	4.8%	$231,845	$206,610	12.2%
Net charge-offs	1,534	2,298	(33.2)	13,902	4,458	211.9

Selected Financial Ratios:
Return on average assets	1.30%	1.22%	0.08	1.14%	1.10%	0.04
Return on average equity (1)	15.2	14.7	0.5	13.7	13.2	0.5
Average equity to average assets (1)	8.5	8.3	0.2	8.3	8.3	NM
Net interest margin (2)	3.95	3.98	(0.03)	3.90	3.77	0.13
Operating efficiency ratio (3)	57.2	58.3	(1.1)	58.3	60.2	(2.0)
Net charge-offs to average loans and leases	0.13	0.21	(0.08)	0.30	0.11	0.19

	December 31, 2005	December 31, 2004
Balance Sheet Data:
Total assets	$6,555,895	$6,141,519	6.7%
Securities (4)	1,374,065	1,193,446	15.1
Loans and leases (5)	4,639,766	4,541,993	2.2
Total deposits	4,878,352	4,210,096	15.9
Short-term borrowings	736,560	988,457	(25.5)
Long-term debt	322,016	380,700	(15.4)
Redeemable class A common stock	43,731	40,335	8.4
Shareholders’ equity	502,904	463,856	8.4
Per share book value of common stock	45.55	42.02	8.4

Asset Quality:
Reserve for loan losses	$55,628	$57,965	(4.0)%
Nonperforming assets	14,107	11,372	24.1
Nonperforming assets to total loans, leases
and OREO	0.30%	0.25%	0.05
Reserve for loan losses to total loans and leases	1.20	1.28	(0.08)
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(1)	Calculation includes shareholders’ equity and redeemable class A common stock.
(2)	Tax-equivalent basis (TEB).
(3)	Noninterest expense as a percentage of tax-equivalent net interest income and noninterest income.
(4)	Includes securities held-to-maturity and securities available-for-sale.
(5)	Net of unearned discount and includes nonaccrual loans and leases.

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Bremer Reports Fourth Quarter 2005 Earnings

BREMER FINANCIAL CORPORATION AND SUBSIDIARIES
SUMMARY BALANCE SHEET AND INCOME STATEMENT
(dollars in thousands)

	Three months ended December 31,				Twelve months ended December 31,
	2005		2004		2005		2004
	Average Balance	Average Rate/ Yield (1)	Average Balance	Average Rate/ Yield (1)	Average Balance	Average Rate/ Yield (1)	Average Balance	Average Rate/ Yield (1)
Summary Average Balance Sheet:
Total loans and leases (2)	$4,621,190	7.15%	$4,448,017	6.13%	$4,679,784	6.72%	$4,213,097	5.87%
Total securities (3)	1,298,767	4.40	1,188,572	3.91	1,237,951	4.12	1,249,306	3.83
Total other earning assets	40,002	6.19	15,740	1.82	24,544	3.99	16,720	1.41

Total interest earning assets (4)	$5,959,959	6.55%	$5,652,329	5.65%	$5,942,279	6.17%	$5,479,123	5.39%
Total noninterest earning assets	382,080		363,402		364,055		350,244

Total assets	$6,342,039		$6,015,731		$6,306,334		$5,829,367

Noninterest bearing deposits	$825,734		$804,329		$795,617		$745,134
Interest bearing deposits	3,847,524	2.83%	3,375,041	1.63%	3,653,511	2.38%	3,324,242	1.54%
Short-term borrowings	730,498	3.52	884,940	1.70	914,266	2.84	798,611	1.38
Long-term debt	328,181	6.20	397,277	6.07	356,407	6.10	429,505	6.19

Total interest bearing liabilities	$4,906,203	3.16%	$4,657,258	2.02%	$4,924,184	2.74%	$4,552,358	1.95%
Other noninterest bearing liabilities	68,808		54,775		60,970		45,916
Minority interest	150		150		150		150
Redeemable class A common stock	43,291		39,938		42,033		38,865
Shareholders’ equity	497,853		459,281		483,380		446,944

Total liabilities and equity	$6,342,039		$6,015,731		$6,306,334		$5,829,367

	Three months ended December 31,				Twelve months ended December 31,
	2005	2004	$ Change	% Change	2005	2004	$ Change	% Change
Summary Income Statement:
Total interest income	$95,811	$78,031	$17,780	22.8%	$357,230	$286,895	$70,335	24.5%
Total interest expense	39,029	23,664	15,365	64.9	134,831	88,839	45,992	51.8

Net interest income	56,782	54,367	2,415	4.4	222,399	198,056	24,343	12.3
Provision for loan losses	1,529	1,443	86	6.0	12,365	7,042	5,323	75.6

Net interest income after provision for loan losses	55,253	52,924	2,329	4.4	210,034	191,014	19,020	10.0
Service charges	8,286	7,941	345	4.3	31,524	31,337	187	0.6
Insurance	3,696	3,630	66	1.8	11,606	10,946	660	6.0
Investment management and trust fees	3,150	2,983	167	5.6	11,796	11,031	765	6.9
Brokerage	1,368	1,471	(103)	(7.0)	6,369	6,245	124	2.0
Gain on sale of loans	4,912	2,731	2,181	79.9	16,926	10,510	6,416	61.0
Gain on sale of securities	—	—	—	NM	—	2,072	(2,072)	(100.0)
Other	1,936	1,974	(38)	(1.9)	7,006	7,579	(573)	(7.6)

Total noninterest income	23,348	20,730	2,618	12.6	85,227	79,720	5,507	6.9
Salaries and wages	21,627	21,546	81	0.4	86,915	81,651	5,264	6.4
Employee benefits	6,405	5,891	514	8.7	25,363	22,501	2,862	12.7
Occupancy	3,141	3,051	90	2.9	12,523	12,014	509	4.2
Furniture and equipment	3,093	2,646	447	16.9	11,826	10,406	1,420	13.6
Data processing fees	2,889	2,786	103	3.7	11,362	10,959	403	3.7
FDIC premiums and examination fees	485	394	91	23.1	1,920	1,830	90	4.9
Amortization of intangibles	650	685	(35)	(5.1)	2,601	2,739	(138)	(5.0)
Other	8,978	8,078	900	11.1	32,220	30,370	1,850	6.1

Total noninterest expense	47,268	45,077	2,191	4.9	184,730	172,470	12,260	7.1

Income before income tax expense	31,333	28,577	2,756	9.6	110,531	98,264	12,267	12.5
Income tax expense	10,597	10,145	452	4.5	38,500	34,087	4,413	12.9

Net income	$20,736	$18,432	$2,304	12.5%	$72,031	$64,177	$7,854	12.2%

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(1)	Calculation is based on interest income including $2,548 and $2,226 for the three months ended December 31, 2005 and December 31, 2004 and $9,446 and $8,554 for the twelve months ended December 31, 2005 and December 31, 2004 to adjust to a fully taxable basis using the federal statutory rate of 35%.
(2)	Net of unearned discount and includes nonaccrual loans and leases.
(3)	Excluding net unrealized gain (loss) on securities available-for-sale.
(4)	Before deducting the reserve for loan losses.